Exhibit 10.36

THIS NOTE. AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOI. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933AS AMENDED, OR ANY STAIE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

THE GREER FAMILY TRUST PROMISSORY NOTE

$ 150.000

In connection With the Agreed Settlement. Mutual Releases and Indemnity Agreement (the “Settlement), Greeway Technologies. Inc., fka UMED Holdings. Inc. (the "Company") promises to pay to the (the "Trust"), or its assigns in lawful money Of the United States of America the principal sum of one hundred fifty thousand dollars (S 150.000). or such greater amount as Shall equal to the outstanding principal amount hereof, together with interest from the date of this Promissory Note ("Note") on the unpaid principal balance at the rate to four percent (4%) per annum computed on the of the actual number of days elapsed and a year of 365 days. The Note is payable: (i) in equal Installments of six thousand dollars per month, commencing February 1, 2018 until the principal. together with any then unpaid and accrued interest and other amounts payable hereunder shall and payable are paid in full or (ii) when. upon or after the occurrence of an Event of Default (as defined below) such amounts arc declared due and payable by the Trust or made automatically due and payable in accordance with the terms hereof.

The following is a statement of the rights of The Trust and the conditions to which this Note is subject and to which The Trust, by the acceptance of this Note agrees:

Definitions, as used in this Note. the following capitalized terms have the following meanings:

the "Company•• includes the corporation initially executing this Note and any person which shall succeed to or assume the obligations Of the Company under this Now,

"Trust" shall mean the Greer Family Trust or any Person or Persons who shall at the time be the registered holder of this Note,	he the

"Material Adverse Effect" shall mean a material adverse effect on operations. prospects or financial or other condition of the Company; (b) the ability Of the Company pay Of the Obligations in accordance with the terms of this Note and the other Settlement Documents and to avoid an Event Of Default. or an event which, with the giving of notice or passage of time or both, would constitute an Event of Default under any Settlement Document' or (c) the rights and remedies of 'he Trust under this Note, the other Settlement Documents or any related document. instrument or agreement through no fault of the Trust.

(d) “Obligations" shall mean and Include all loans advances, debts, liabilities and obligations,

howsoever arising, owed by the Company to The Trust of every kind and description (whether evidenced by any note or instrument and whether or not for the payment of money). existing or hereafter arising under or pursuant to the terms of this Note. the Agreement and the other Settlement Documents. including, all fees, charges. expenses. attorneys' fees and costs and accountants • fees and costs chargeable to and payable by the Company hereunder and thereunder. each case. whether direct or indirect. absolute or contingent. due or become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C Section 101 et seq.). as amended from time to time (including post-petition Interest) and whether or allowed allowable as a claim in any such proceeding.

(e) "Person' • shall mean and include an individual. a partnership. corporation trust). a joint stock company, a limited liability company. an unincorporated association

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or a governmental authority

f f) "Securities Act" shall mean the Securities Act of 1933 as amended,

Interest. Accrued interest on this Note shall be payable at maturity

3 Prepayment. Upon the prior written consent of the Trust, Company may prepav this Note in whole or in part: provided that any such prepayment be applied first to the payment of under Note, to Interest accrued on this Note and third. If the amount of prepayment exceeds the amount of all such expenses and accrued interest to the payment of this Note,

Events of Default The occurrence of any of the following shall consummate an "Event of Default under this Note and the Other Settlement Documents.

(a) Failure to Pay. The Company shall fall to pay (1) when due any principal or Interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note or any other Settlement Document on the date due: or

Voluntary Bankruptcy or Insolvency Proceedings, The Company shall i) apply or the appointment of a receiver. trustee. liquidator or custodian of Itself or of all or substantial part of its property (ii) or be unable. or admit in writing its inability to pay its debts generally as they mature. (iii) make a general assignment for the benefit of its or any of Its creditors. (iv) be dissolved or liquidated. (v)' become insolvent (as such term may be defined or interpreted under any applicable statute). (VI) commence a voluntary case or other liquidation. reorganization other relief with respect to Itself or its debts under any bankruptcy similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking Of property by any official in an involuntary case or Other proceeding commenced against lt. or take the purpose of effecting any of the foregoing; or

Involuntary Bankruptcy or Insolvency Proceedings in for the appointment of a receiver trustee liquidator or custodian Of the Company or of all or a substantial part of the property thereof, or an involuntary ease or other proceedings seeking liquidation. reorganization ocher relief with respect: to Company or the debts thereof under any bankruptcy. Insolvency or other law now or hereafter in be commenced and an order for relief entered or such proceeding shall not he or commencement: or
(d) Material Adverse Effect. One or more conditions exist reasonably indicate, or reasonably result a Material Adverse Effect.	or event' have occurred

From and after the occurrence of any Event of and so ion! as such Event of the unpaid Principal Amount of this Note shall bear Interest at rate per annum equal to the Highest Lawful Rate. payable on demand

Rights of The Trust upon Default. Upon the occurrence of existence of any Event of Default and at any time thereafter during the continuance of such Event of Default. The Trust may by written notice to the Company declare all outstanding Obligations payable by the Company hereunder (o be immediately due and presentment. demand. protest or any other notice of any kind. all of which are hereby expressly contained herein or in the other Settlement Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described In Section 4. immediately and without notice, all Obligations payable by the Company hereunder shall automatically become immediately due and payable. without demand. protest or any Other notice of any kind. all of which are hereby expressly waived and Indemnity herein or in the other Settlement Documents shall be void.

6.       Conversion.

(a) Conversion. This Note shall be convertible at the option of the Trust into that number of shares of the Company's Common Stock as is determined by dividing such principal amount and accrued by seventy percent (70%) of the prior twenty (20) day average closing market price for the Company common stuck adjusted to reflect subsequent stock dividends. stock splits. combinations or recapitalizations. Before the Trust shall be entitled convert this Note into shares of Common Stock under this Section 6(a), the Trust shall execute Company common stock purchase agreement reasonably acceptable to the Company representations and warranties and transfer restrictions. The Company Shall. as soon as practicable issue instructions to its transfer agent to issue and deliver via DWAC and FAST (the number of shares of Common Stock which the Trust shall he entitled upon conversion. together with a replacement Note (if any converted) and any other securities and property to which The Trust IS upon such conversion of this Note. The conversion shall be deemed to have been made Immediately prior to the close date of the surrender of this Note. and the Person or Persons the such conversion shall he treated for all purposes as the record holders of such shares of Common Stock as of such date.

Fractional Shares: Interest; Effect of Conversion. No fractional Share* 'shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Trust upon the conversion Note. the Company shall pay to the Trust an amount to the product obtained by multiplying the by the fraction of a share not Issued pursuant to the previous sentence in addition. the Company 'hall pay to any Interest accrued on the amount to be paid to the Company pursuant the previous sentence; Upon this Note in full and the payment of any amounts specified in tins Section the Company be from all its obligations and liabilities under this Note-

Successors and Assigns Subject to the restrictions on transfer described in Sections and rights and obligations of the Company and The Trust Shall be binding upon and benefit administrators and transferees of the parties.

Waiver and Amendment. Any provision of this Note may be amended. waived or modified upon the written mutual consent oi the Company and the Trust.

Transfer of this Note or Securities issuable on Conversion Hereof. With respect to disposition of this Note. the Trust will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Trust's counsel. or other evidence if reasonably the Company, to the effect that such offer. sale or Other distribution may be effected without registration under any federal or state law then in effect), Upon receiving and reasonably opinion, it-so requested, or other evidence. the Company. as promptly as practical Shall notify the Trust thro sell or otherwise dispose of this Note. all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9 that the opinion of• counsel for the or not reasonably satisfactory to the Company. the Company shall so notify the Trust promptly after such determination has been made, Each Note thus transferred shall bear a legend as to the applicable on order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such a legend is not required in order to ensure compliance With the Securities Act. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof JVS the holder of tm of receiving all payments of principal and Interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice contrary.

10.	Assignment by the Company. Neither this Note nor any of its rights, interest or obligations hereunder may be assigned. by operation of law or otherwise jn whole or in part. by Company Without consent of the Trust. which consent not be unreasonably withheld.

11.	Notices. All notices, requests, demands, consents, instructions or other permitted hereunder Shall be in writing and faxed. mailed or delivered each party at the respective parties as set forth in the Agreement. or at such other address or facsimile number the Company to the Trust in writing. All such notices and communications Will be deemed effectively given of (i) when received. (ii) when delivered personally. (iii' one business day after being delivered by appropriate confirmation). one business day after being deposited With an standing or (v) tour days after being deposited in the U.S. mail. first class with postage prepaid.

Payment. Payment shall be made in lawful tender Of the United States.

13. Governing Law and Venue. This Notice and all actions arising out of or jn connection with ths Notice shall be governed by and construed accordance with the laws Of the State Of regard to the provisions of the State of Texas. or of any other state. Venue shall In Tarrant County. Texas

IN WITNESS WHEREOF the undersigned has executed this Convertible Promissory Note Of the date first set forth above.

Greenway Technologies, Inc. fna UMED Holdings. Inc.

By.

of 4. Promissory

AGREED SETTLEMENT, MUTUAL RELEASES, and INDEMNIIY

WHEREAS, Greenway Technologies, Inc., fka UMED Holdings, Inc. ("Company"). acting b' and through its President and COO, D. Patrick Six ("Six is desirous of settling any and all claims that the Greer Family Trust. the Trust heretofore succeeded to the rights of the Estate of Conrad Greer, deceased, may have currently or in the future against the Company: and

WHEREAS. the Trustee for the Greer Family Trust by execution of this Agreed Settlement

Mutual Release. and Indemnity represents to the Company that she has the authority to get as Trustee and also represents the Estate of Conrad Greer, deceased; and

WHEREAS. the Greer Family Trust, (the "Trust") is desirous of settling any and all outstanding claims the Trust and/or any of its Beneficiaries may have against the Company for any and all matters; and

WHEREAS, the Company will agree to issue and delivery to the Trust, Three (3,000,000) shares of Greenway Technologies. Inc. (fka UMED Holdings. Inc,) common stock in exchange for the Trust's waiver of any future claims against the Company for any reason

WHEREAS. Company will agree to issue such shares of the Company to the Trust the written instructions of the Trust's Trustee, Ms. Wendy Braff; and

WHEREAS. Company will agree to pay to the Trust the sum of One Hundred Fifty Thousand

Dollars (S150,000.00 in the form of a Convertible Promissory Note ag set forth below: and

WHEREAS, the parties hereto wish to Settle any and all disputes regarding the and this Agreed Settlement and Mutual Release, one to the other, and settle all outstanding claims, past, present. and future that might arise from any action or inaction connected with the Company and the Trust and its rights to any stock in the Company he may have had or today: and

WHEREAS. all entities and individuals stated herein may be collectively referred to as “Parties”.

NOW, THEREFORE. in consideration of the foregoing recitals and of the conditions, covenants and agreements set forth below, the amount and sufficiency of' which are hereby acknowledged. the Parties agree as follows:

Mutual

I.

(a)                 Effective upon timely transfer of the said UMED stock. now known officially as Greenway Technologies. Inc. common shares as provided Section 2 below. the Parties, on behalf of themselves, and all persons or entities claiming by. through or under them. and their respective heirs, successors and assigns, hereby fully, completely and finally waive. release, remise, acquit, and forever discharge and covenant not to sue the Other well the other Parties' respective officers. directors, shareholders, trustees, parent companies. Sister companies, affiliates, subsidiaries. employers. attorneys. accountants, insurers. representatives, and agents with respect to any kind all claims, demands, obligation, debt, liability, tort, covenant, contract, or causes of action of any kind law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to the claims or demands of the Trust and/or the Beneficiaries of said Trust against the Company, its officers, directors. shareholders. trustees, parent companies, sister companies, affiliates, subsidiaries, employers, attorneys, accountants. predecessors.

representatives, and agents or its successor company. The Parties warrant and that y have not assigned or otherwise transferred any claim or cause of action released by Agreement to any third party.

(b)                 The Parties acknowledge and agree that these releases are General

RELEASES. The Parties expressly waive and assume the risk of any and all claims for damages which exist as of this date. but which they do not know or suspect to exist. whether through ignorance, oversight, error, negligence, or otherwise. and which. if known. would materially his or her or its decision to enter into this Agreement. The Parties expressly acknowledge waiver of claims includes any claims for any alleged fraud. deception, concealment, misrepresentation or any other misconduct of any kind in procuring this Agreement. The Parties specifically do not, however. waive or release any claim that may arise breach of this Agreement.

(c)                 In exchange for the following stock delivery and cash payments as are set forth below in paragraphs 2 & 3, the Trust (including all named Beneficiaries are set forth below , and it is hereby represented that such Beneficiaries are the only Beneficiaries of the Trust or the Estate of Conrad Greer (deceased) hereby releases any and all claims for any and all other consideration of any kind or nature whatsoever it/they may have against [he Company or its predecessor.

(d)                 Upon payment of the Note in section 3. below. the Employment Agreement by and between Conrad Greer, deceased, and the Company will be acknowledged to be void and of no further force or effect,

2.

before February l, 2018, Company will issue and deliver Three Million (3,000,.000 shares of the Company's common stock to the Trust, If the shares are DWAC eligible, shares shall be transferred electronically using the Fast Automated Securities Transfer service (FAST) transfer service to an account to be provided. If the company not DWAC and FAST eligible. certificate representing Three Million (3,000,000) unrestricted shares of 'he Company" common stock shall be delivered to the Trust, c/o Ms. Wendy Braff, 198 Green Hills Road. Cincinnati. 45208.

3.

Promissory Note. As additional consideration from Company to Greer. the Company Will

Convertible Promissory Note in the principal amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Note"), a form of the Note IS attached hereto as Exhibit A. payable in the monthly sum of Six Thousand Dollars for twenty-five (25) consecutive months until a total of One Hundred Fifty Thousand Dollars ($150,000.00) has been paid to the Trust commencing on the 1st Day of February 2018. The Company will make the monthly cash payments to the Trust, c/o Ms. Wendy Braff, 198 Green Hills Road, Cincinnati. HO 45208.

4.                     No Admission of Liability. Neither the issuance and delivery of Greenway

Technologies, Inc. common shares and/or the payment of the cash sum stated above, nor the execution of the aforesaid Agreements shall be construed as an admission of liability or fault by any Party. Any and all liability is expressly denied by al! Parties.

5.                     Confidentiality. The Parties and their respective counsel represent and agree that, except for matters of public record as of the date of this Agreement. they will keep the terms and contents of this Agreement confidential. and that they Will not hereinafter disclose the terms of this Agreement to other persons except as compelled by applicable law or to individuals who have a need to know about this Agreement and its contents. such as Parties legal counsel, tax advisors. or other retained professional representatives. all of whom shall be informed and bound by this confidentiality clause. In no event will any party make or cause to be made any comment. written statement or press release to any member of the media concerning the fact of this settlement or the substance or terms of this settlement.

6.                     Authority. The Parties represent and warrant that they possess full authority to enter into this Agreement and to lawfully and effectively release the opposing Party ax set forth herein, free of any rights of settlement, approval, subrogation. or other condition or impediment This undertaking includes specifically, without limitation, the representation and warranty that no third party has now acquired or will acquire rights to present or pursue any claims from of based upon the claims that have been released herein.

7.                     Agreement. The Parties represent and agree that no promise. inducement. or agreement other than as expressed herein has been made to them and that this Agreement is fully integrated, supersedes all prior agreements and understandings. including Without limitation. any promissory notes, and any other agreement between the Parties. and contains the entire Settlement and Agreement between the Parties.

8. Voluntary and Informed Consent. The Parties represent and agree that they each have read and fully understand this Agreement, that they are fully competent to enter into Mid sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion and this Agreement is made of their own free will and choice.

9.Each of the parties will bear its own costs. expenses, and attorneys' fees incurred in connection with this Settlement Agreement.

10. The laws of the State of Texas shall apply to and control any interpretation. construction, performance or enforcement of this Agreement, Che Parties agree that the exclusive jurisdiction for any legal proceeding arising out of or feinting [o this Agreement shall be the Court of appropriate Court having jurisdiction in 'I'arrant County. Texas, and all Parties hereby waive any challenge to personal jurisdiction or venue in that court.

  11.Attorneys’ Fees and Costs for Breach. The prevailing Party in any action to enforce or interpret this Agreement is entitled to recover from the other Party its reasonable attorneys' fees.

12.        Construction. This Agreement shall be construed as if the Parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party.

13. No oral agreement. statement. promise, undertaking. understanding. arrangement, act or omission of any Party, occurring subsequent to the date hereof may be deemed an amendment or modification of this Agreement unless reduced to writing and signed by the Parties hereto or their respective successors or assigns.

Severability. The Parties agree that if. for any reason. a provision of this Agreement is held unenforceable by any court of competent jurisdiction, this Agreement shall be automatically conformed to the law, and otherwise this Agreement shall continue in full force and effect.

1 5 • Whenever applicable within this Agreement, the singular shall include the plural and the plural shall include the singular.

16.                 Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.                 This Agreement may be executed in several counterparts and counterparts so executed shall constitute one agreement binding on all Parties hereto. notwithstanding that all the Parties are not signatories to the original or the same counterpart Facsimile signatures shall be accepted the same as an original signature. A photocopy of' the. Agreement may be used in any action brought to enforce or construe this Agreement

18.

No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy which any Party may have. nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement. nor shall any waiver of any breach or default of any Party be deemed a waiver of any default or breach subsequently arising.

19• Greer agrees to indemnify Company, its officers, directors. agents, representative, and employees against and for any damages to Company that his heretofore actions may cause to the Company.

20. By the execution of this document, Wendy Braff, Trustee of the Greer Family Trust, hereby warrants and represents that she has the authority and direction of the following Greer Family Trust Beneficiaries to execute this Settlement Agreement, Mutual Release and Indemnity on their behalf as Beneficiaries of the Greer Family Trust and on behalf of the said Trust

List of Beneficiaries:

Wendy Kay Braff

198 Green Hills Road

Cincinnati, OH 45208

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Cynthia Ann McKinnon 2104 Ridge Plaza Drive

Castle Rock. CO 80208

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Cathy Joanne Pederson

2009 Bosbury Drive

Flower Mound. TX 75028

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Scott Patrick Greer

1210 Steinhart Ave.

Redondo Beach, CA 90278

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Kathryn Ellen Shipman

S47A Londonderry Tpke.

Auburn. NH 03032

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Constance ..Jeanne Greer

7151 Gaston Avenue #1109

Dallas. TX 75214

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Dated of January 2018.

The Greer Family Trust

By:

Witness: Printed